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                                                                    EXHIBIT 21.1

                           Subsidiaries of Registrant

Silicon Alley Management Inc. - incorporated in the State of Delaware Silicon Alley Technology Inc. - incorporated in the State of Delaware BHS International Corp., Inc. - incorporated in Barbados
Box Hill Systems Europe Ltd. - incorporated in England